SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                        X
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Filed by a Party other than the Registrant
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Check the appropriate box:


___  Preliminary Proxy Statement

___  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2)

___  Definitive Proxy Statement

___  Definitive Additional Materials

x    Soliciting Material Pursuant to section.240.14a-12
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                             THE KAUFMANN FUND, INC.
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                (Name of Registrant as Specified in its Charter)



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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X     No fee required.
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___   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

         1) Title of each class of securities to which transaction applies:

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         2) Aggregate number of securities to which transaction applies:

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         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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         4) Proposed maximum aggregate value of transaction:

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         5) Total fee paid:

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___      Fee paid previously with preliminary materials.

___      Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:_______________________________________

         2)       Form, Schedule or Registration Statement No.:_________________

         3)       Filing Party:_________________________________________________

         4)       Date Filed:___________________________________________________

                                                                October 20, 2000


Dear Kaufmann Shareholder:

         For several years, we have been looking for the right corporate partner, one that could expertly handle the increasingly complex tasks of fund administration and marketing, ALLOWING US TO CONCENTRATE FULLY ON PORTFOLIO MANAGEMENT, which is what really counts in providing Kaufmann shareholders with the best possible investment returns.

         We are extremely pleased to announce that we have finally found that partner in Federated Investors, Inc., a public company that is listed on the New York Stock Exchange, symbol FII. Federated has agreed to purchase the business of Edgemont Asset Management Corp., which is the Investment Advisor of the Kaufmann Fund.

         As you know, meeting with and evaluating company managements is what we do virtually every day in the course of managing Kaufmann's portfolio. WE BELIEVE FEDERATED INVESTORS TO BE ONE OF THE BEST MANAGED MUTUAL FUND COMPANIES IN AMERICA. In business since 1955 and based in Pittsburgh, Federated has steadily if quietly grown into one of the largest mutual fund companies in the country, with approximately $130 billion under management, spread over some 130 different funds of almost every type.

         The combination with Federated promises distinct and important benefits for all shareholders of the Kaufmann Fund:

         ~ WE (HANS AND LARRY) WILL CONTINUE TO MANAGE THE FUND UNDER LONG-TERM EMPLOYMENT CONTRACTS THAT GIVE US GREAT INCENTIVES TO ACHIEVE SUPERIOR PERFORMANCE FOR KAUFMANN SHAREHOLDERS OVER THE NEXT 6 YEARS.

         ~ Although the Federated funds are load funds, persons who are Kaufmann shareholders when the transaction closes (sometime in the first quarter of 2001) will continue to be able to purchase shares in the Kaufmann Fund without having to pay a sales charge.

         ~ Federated also intends to take steps TO GIVE KAUFMANN SHAREHOLDERS THE OPPORTUNITY TO INVEST WITHOUT SALES CHARGES IN A WIDE VARIETY OF OTHER FEDERATED FUNDS.

         ~ Federated can be expected to provide shareholders with an enhanced level of customer service.

         The transaction is subject to the approval of both the Board of Directors and the shareholders of the Kaufmann Fund. In the near future, you should receive a Proxy statement giving further details and asking for your approval. We hope you will read it carefully.

         In the meantime, please call 1-800-261-0555 with any questions, and take a look at the corporate web site of Federated Investors
(www.federatedinvestors.com) for more information about this world-class company.

         As always, we thank you for your faith and confidence, and look forward to serving you for many years to come.

Sincerely,



Hans P. Utsch                       Lawrence Auriana
Portfolio Co-Manager                Portfolio Co-Manager
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Federated Equity Funds will be filing a proxy statement with the Securities and
Exchange Commission (SEC) as soon as practicable. The proxy statement will be sent to shareholders of The Kaufmann Fund seeking their approval of the proposed combination. Shareholders of The Kaufmann Fund are urged to read the proxy statement to be filed with the SEC because it will contain important information. When filed, the proxy statement and other information filed by Federated Equity Funds can be obtained free of charge at the Internet World Wide Web site maintained by the SEC at (http://www.sec.gov) The Kaufmann Fund, Edgemont Asset Management Corporation and their respective officers and directors may be soliciting proxies from The Kaufmann Fund's shareholders in favor of the combination. Information concerning The Kaufmann Fund officers and directors participating in the solicitation is set forth in Post-Effective Amendment No. 51 to The Kaufmann Fund's Registration Statement on Form N-1A, filed with the SEC on April 28, 2000.